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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
 December 28, 2001 (December 21, 2001)

AFFYMETRIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of incorporation)	0-28218 (Commission File Number)	77-0319159 (IRS Employer Identification No.)

3380 Central Expressway, Santa Clara, California 95051
(Address of principal executive offices) (Zip Code)

(408) 731-5000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Items 1-4.

    Not Applicable.

Item 5. OTHER EVENTS.

    On December 21, 2001, Affymetrix, Inc. ("Affymetrix") entered into a settlement agreement with Incyte Genomics, Inc. ("Incyte") providing for the comprehensive settlement of the existing patent infringement litigation between the two companies that began in January 1998. Key components of the litigation settlement include:

  •
  All claims, defenses and counterclaims were dismissed in the pending patent infringement lawsuits, which are Affymetrix, Inc. v. Synteni, Inc. and Incyte Pharmaceuticals, Inc., Case Nos. C 99-21164 JF and C 99-21165 JF (N.D. Cal.) and Incyte Genomics, Inc. v. Affymetrix, Inc., Case No. C 01-20065 JF (N.D. Cal.) by Order of Judge Fogel dated December 21, 2001.

  •
  Incyte has agreed to dismiss its opposition to Affymetrix' European Patent No. EP 0 619 321.

  •
  Affymetrix has agreed to pay $4.5 million to Incyte at closing as past damages with respect to Incyte's RNA amplification patents which are also referred to as the "Eberwine" or "Layton" patents. As a result of this payment, Affymetrix will take a one-time charge of $4.5 million in the quarter ending December 31, 2001.

Affymetrix and Incyte have not resolved Incyte's and Stanford University's ("Stanford") appeal of a decision by the United States Patent and Trademark Office, or USPTO, that is pending in: Incyte Pharmaceuticals, Inc. et al. v. Affymetrix, Inc., Case No. C 99-21111 JF (N.D. Cal.). In this case, Incyte and Stanford have appealed the USPTO's ruling that they did not meet the burden of proof required to proceed with a full interference proceeding in the USPTO involving certain claims of Affymetrix' U.S. Patent No. 5,800,992 and all of the claims of Affymetrix' U.S. Patent No. 5,744,305 in connection with certain of Stanford University's applied-for claims that are alleged to be exclusively licensed to Incyte. Affymetrix believes that Incyte's and Stanford's appeal is without merit, however, Affymetrix cannot be sure that it will prevail in this case. Affymetrix' failure to successfully defend Incyte's and Stanford's appeal and any subsequent proceeding in the USPTO could result in a material adverse effect on Affymetrix' business, financial condition and results of operations.

    In connection with the settlement, Affymetrix and Incyte have agreed to certain non-exclusive, royalty-bearing licenses and an internal use license under their respective intellectual property portfolios.

Items 6-9.

    Not Applicable.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFYMETRIX, INC.
By:	/s/ BARBARA A. CAULFIELD
Name:	Barbara A. Caulfield
Title:	Executive Vice President and General Counsel

Date: December 28, 2001

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  Items 1-4.
  Item 5. OTHER EVENTS.
  Items 6-9.
SIGNATURE